Exhibit 99.1

DURECT Corporation Announces Proposed $50 Million Convertible Debt Offering

CUPERTINO, CA. — June 11, 2003 — DURECT Corporation (NASDAQ: DRRX) announced today that it proposes to offer a new issue of $50 million of Convertible Notes due 2008 through a Rule 144A offering to qualified institutional buyers. These notes will be convertible into DURECT common stock at a price to be determined. The Company has granted the initial purchaser of the Notes an option to purchase an additional $10 million principal amount of the Notes.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

The statements in this press release regarding DURECT’s financing activities are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to raise additional capital. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 14, 2003, DURECT’s Quarterly Report on Form 10Q and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CONTACT:

Schond L. Greenway, Senior Director, Investor Relations and Strategic Planning of DURECT Corporation

Phone: +1-408-777-1417 or schond.greenway@durect.com